Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

APPLIED PROCESS ENGINEERING LABORATORY
APEL - TENANT LEASE AGREEMENT

ISORAY MEDICAL, INC.	N
(Tenant Name)	(Tenant Class) (see paragraph 5A)

THIS LEASE, made and entered into this 2nd day of May 2007, by and between the Energy Northwest, a municipal corporation and joint operating agency of the State of Washington, hereinafter called "Lessor" and IsoRay Medical, Inc., hereinafter called the "Lessee".

WITNESS:

WHEREAS, the Lessor owns a multipurpose building in the City of Richland, Benton County, Washington, referred to hereinafter as the Applied Process Engineering Laboratory ("APEL") which is to provide high quality laboratory and validation testing and development facilities and associated offices for research and development, testing of new processes and products, including but not limited to environmental restoration, waste treatment and energy conservation; and

WHEREAS, the express purpose of APEL is to foster the deployment of new technology based businesses, product lines and jobs for the Tri-Cities, Washington area; and

WHEREAS, Lessee is desirous of renting space in APEL, and Lessee is willing to lease such space upon the terms and conditions and for the purposes hereinafter set forth; and

WHEREAS, Lessor finds that the Lessee’s intended activities within APEL are consistent with the APEL charter and mission; and

WHEREAS, Lessee has represented to Lessor an intent to form a business or venture in the local area should the research and/or development activities undertaken in APEL prove successful;

NOW, THEREFORE, it is agreed:

ARTICLE 1 - DESCRIPTION OF PREMISES

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

The Lessor, for and in consideration of the rental payments provided herein and the covenants and conditions herein contained, agrees to lease to the Lessee nineteen thousand three hundred twenty eight (19,328) Rentable Square Feet of particular space located in APEL which includes the Annex, Breezeway, APEL offices, labs, entrepreneur, high bay, Exterior HVAC and Exterior Emergency Generator {hereinafter called the Premises}, and as further described in Exhibit A, “Description of Premises”, and by this reference made a part hereof. All parking areas provided for Lessee's use are included in and subject to the terms and conditions of this Lease.

ARTICLE 2 - TERM

A. The term of this Lease shall be for three (3) (Years) beginning on May 1, 2007 and expiring on April 30, 2010.

B. Occupancy shall be contingent upon Lessee obtaining and providing all applicable procedures, permits and licenses. The effective date, i.e. beneficial occupancy, shall be the date construction commences. Lessee shall not be permitted to perform any radiological production work until all applicable permits and licenses are approved by the appropriate agencies and on file at APEL.

C. If the rental period from the beginning date of this Lease to the beginning of the next calendar month is less that a full calendar month, the rental payment shall be prorated to cover the fractional part of the month from the beginning date through the last day of that calendar month.

D. The term of this lease shall be subject to the conditions established in the APEL Graduation Policy 10.0, Exhibit D.

ARTICLE 3 - OPTION TO EXTEND LEASE

The Lessee shall have the option to extend this Lease for two additional three (3) year terms, by giving the Lessor notice of its intention to do so at least ninety (90) days prior to the expiration of the lease, provided, however, that Lessee is not in default hereunder at the time of such notice or on the date of expiration of the lease by its terms. Such extended term shall be upon the terms and conditions as provided herein unless amended in a writing executed by the authorized representatives of each Party. If the Parties cannot agree upon the terms of any extended period, then the Lease shall terminate, in accordance with article 28, entitled “Termination”.

ARTICLE 4 - RENT

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

A. MONTHLY RENT PAYMENTS - The Lessee covenants and agrees to pay Lessor as rental for said Premises a monthly Rent of twenty six thousand six hundred ninety two dollars and eighty-five cents ($26,692.85) payable in advance on the first day of each month during the term of this Lease, beginning on the Beneficial Occupancy date. The Rent for successive terms of this Lease shall be mutually agreed upon by the Parties prior to the commencement of the new term. If the Parties cannot agree upon such new Rent, then the Lease shall terminate, in accordance with article 28, entitled “Termination”.

Rented Space Type	Square	Monthly
	Feet	Rate
Lab & Entrepreneur Space	3,564	$4,836.34
High Bay, Annex, Breezeway & Exterior	15,340	$20,859.50
Offices	424	$997.01
Total Rent	19,328	$26,692.85
Total Janitorial	3,988	$350.94
Grand Total Rent & Janitorial		$27,043.79

The Rental Rates set forth above shall increase annually based on the Beneficial Occupancy date to an amount equal to the prior year’s rate multiplied by the escalation factor from The Consumers Price Index, West Urban Wage Earners and Clerical Workers CPI-W, All Items

Interest shall accrue on all unpaid Rent more than thirty (30) days past due at a rate of 1 1/2 % per month until such Rent, including accrued interest, is paid in full.

B. FIRST AND LAST MONTH’S RENT - Concurrently with the Lessee’s execution of this Lease, the Lessee shall deliver to the Lessor the sum of fifty three thousand three hundred eighty five dollars and seventy cents ($53,385.70) to be applied to the first and last month’s Rent, and for performance by Lessee of Lessee’s obligations hereunder, notwithstanding any other obligations of the Lessee as defined in this Lease. This amount shall not bear interest. Any balance shall be returned to Lessee at the expiration or sooner termination of this Lease, after satisfaction of any and all of Lessee’s obligations under this Lease.

ARTICLE 5 - USE OF PREMISES

A.	The following definitions apply to the six classes of APEL Lessees. The classification of this Lease is designated on the cover page hereto:

Class G -
    Lessee’s allowable use of Premises is limited to general research, development and testing not routinely involving the use of chemicals or the handling or generation of chemical or dangerous wastes or causing environmental hazards. Certain materials that are incidental to Lessees activities but have specific handling and disposal requirements (such as lubricants, hydraulic fluids and solvents) will be identified by the parties and subjected to applicable APEL policies, protocols and procedures.

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

Class W -
    Lessee’s allowable use of Premises includes Class G activities, plus the routine handling and disposal of limited volumes of chemicals and hazardous materials in solid, liquid or gaseous forms. Unless otherwise noted in this contract, the volumes will be five (5) gallons or less per container.

Class W1-
    Lessee’s allowable use of Premises includes Class G activities, plus the routine handling and disposal of moderate volumes of chemicals and hazardous materials in solid, liquid, or gaseous forms in containers up to 55 gallons in volume.

Class W2-	Lessee’s allowable use of Premises includes Class W1 activities, plus the handling and disposal of chemicals or dangerous wastes in volumes greater than 55 gallons, with approval of APEL management.

Class N -
    Lessee’s allowable use of Premises includes Class W activities, plus the handling and disposal of radionuclide materials which are low risk with respect to safety, the environment, contamination cleanup costs or potential impact to other building occupant activities. Considerations for low risk include very short half life (less than 30 days), commercial sealed sources, small radionuclide quantities, product dispersibility, and risks associated with related activities in the same or adjacent spaces.

Class N1 -
    Lessee’s allowable use of Premises includes all of the above classes and inclusive of the Class W activities, the handling and disposal of radionuclide materials which are of moderate risk with respect to safety, the environment, contamination cleanup costs or potential impact to other building occupant activities. Considerations for moderate risk include moderate half life, potentially dispersible material forms, moderate quantities, etc.

B.  Lessee agrees that the Premises are to be used for approved purposes only, and for no other purpose without the prior written consent of the Lessor. Lessee shall not allow use of the Premises in a manner inconsistent with those approved purposes. Lessee acknowledges that engaging in activities upon the Premises which are in any way inconsistent with approved purposes, or in any manner increase Lessor’s insurance premiums, or which are determined to be illegal, shall constitute breach of this Lease. Lessee further agrees to notify Lessor immediately upon identification of any condition or event that is inconsistent with the following approved purposes:

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

Approved Purposes: Operate radioisotope production for the manufacture of brachytherapy seeds for the treatment of cancer.

Lessee shall comply with all local, state and federal laws, rules, orders, regulations or requirements relating to Lessee’s use and occupancy of the Premises, or any aspect of Lessee’s performance of its obligations under this Lease. Lessee shall indemnify and hold the Lessor harmless from all liability resulting from any violation thereof by the Lessee or any of its agents, officers, employees, subcontractors or invitees.

C.  Exhibit B sets forth by reference APEL procedures and related documents for which Lessee must be in compliance while conducting activities on the Premises. Lessee acknowledges that all documents referenced in Exhibit B have been provided, and the limitations and responsibilities of the Lessee with respect to those documents are understood. Lessee commits to Lessor that all activities of the Lessee, its agents, officers, employees, subcontractors, licensees, and invitees conducted on the Premises shall be in full compliance with the requirements set forth in this Lease, including those documents applicable to Lessee’s activities as identified in Exhibit B, and to additions and updates to those documents that are provided in writing to the Lessee by the Lessor from time to time during the term of this Lease. Lessee further commits that all training and qualification requirements identified by the APEL Facility Director, as applicable, will be in place and maintained current during the conduct of approved activities per the terms of this Lease.

D.  Lessee agrees to comply with the Tenant Operating Agreement, Exhibit C, and to post said agreement in a prominent place upon the Premises and ensure that all Lessee employees, subcontractors and invitees are familiar with the terms of that agreement.

E.   Lessee agrees to reasonably cooperate with other APEL tenants and APEL management in coordinating test schedules, pooling inventories and sharing inventory information in order to comply with permit related limits and in order to reduce the amount of space required to be activated under the various permits.

F.  Lessee shall be responsible to pay any fines or penalties levied by any entity with jurisdictional authority over APEL for which Lessee is determined to be responsible. If the Parties are unable to agree on responsibility, the Parties will proceed to resolve their disagreement per Article 26, “Disputes”.

G.  Lessee shall ensure that the following prohibited articles are not brought onto the APEL property and/or into the facility: firearms, non-prescriptive controlled drugs, alcoholic beverages.

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

H.  Lessee shall provide copies of all IsoRay’s applicable production, radiological, safety and emergency procedures, licenses and permits to the Applied Process Engineering Laboratory. IsoRay shall provide access to all other procedures as requested.

I.   IsoRay shall obtain its own Air Permit from the Benton Clean Air Authority for the 7,900 sf. leased in the high bay and 6,000 sf. in the Annex and shall provide a copy of the permit.

J.    IsoRay will obtain a Radioactive Materials License with the Department of Health and provide a copy of the licenses to APEL.

K.  Lessor shall require Lessee at Lessee’s expense, to install at a minimum three (3) TLDs attached to IsoRay’s perimeter walls in the high bay. Lessee shall report all occurrences and events that are defined as reportable to the Department of Health under IsoRay’s Radioactive Material License to the Lessor as they occur and any other radiological occurrences that may impact building activities.

L.  The Lessee shall not discharge any chemicals, dangerous or radiological waste or production wastewater, in any concentration, to the sanitary sewer or process wastewater system within APEL or the Annex facilities.

Failure to comply with the terms of this Article 5 shall be grounds for default as set forth in Article 27, “Default”. See also Article 23, “Inspection of Premises”, which defines Lessor’s right to inspect the Premises for compliance with this Article 5.

ARTICLE 6 - COMMON AREAS

The Lessee shall have nonexclusive use of all areas of APEL designated by the Lessor as common areas for the use generally of the tenants of APEL. The Lessor shall maintain the common areas in good condition.

ARTICLE 7 - ALTERATIONS TO AND RESTORATION OF PREMISES

Prior to the commencement of the initial Lease term, the Lessor shall complete any alterations to the Premises. Such premises are generally identified in Exhibit A. Upon early termination or expiration of any Lease term, the Lessor, at its option, may require that the Premises, including alterations by Lessor, be restored, at the Lessee’s expense, to the condition of the Premises at the time of commencement of the respective Lease term (including appropriate cleaning and disposal of any chemicals, wastes, radiological materials, residues and equipment), absent normal wear and tear by the Lessee.

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

Lessor shall require the Lessee at the Lessee’s expense to decontaminate all lessee’s leased premises. During the decontamination process Lessee shall be required to continue to pay rent for the contaminated space.

In the event the Lessee’s leased area or any portion thereof, or any adjacent area of the APEL facility cannot be decontaminated, the Lessee shall replace or pay fair market value for the leased premises based on a certified appraisal. Such costs shall include all disposal costs incurred by the Lessor.

ARTICLE 8 - IMPROVEMENTS TO AND RESTORATION OF PREMISES BY LESSEE

A.    After the commencement of any Lease term, and at Lessee's own expense, the Lessee may make additions or improvements to the Premises after having obtained Lessor's design review. Lessor shall charge Lessee for Energy Northwest engineering time for design review. The design and installation and operation of such improvements shall be in compliance with all applicable codes and standards and APEL environmental commitments. Upon early termination or expiration of the respective Lease term, all such improvements and additions excluding supplies, equipment and personal property shall become the property of Lessor; provided that upon termination or expiration of the respective Lease term, the Lessor, at its option, may require, at Lessee's expense, that all such additions and improvements be removed and the Premises restored to its condition at the time of commencement of the respective Lease term. Prior to the construction of any additions or improvements, Lessee shall, at the reasonable request of the Lessor, obtain payment and performance bonds as required by law to assure payment to all contractors, subcontractors, laborers and material suppliers.

B.     Lessee may, during any Lease term, and subject to Lessor’s prior written approval, such approval not to be unreasonably withheld, install in the Premises machinery, equipment and fixtures as Lessee deems necessary for its use of the Premises, provided machinery, equipment, or fixtures do not materially damage the Premises, are not hazardous to other tenants or users of the property upon which the Premises are situated, are not in conflict with Lessor's permits or any other applicable operating, code or regulatory requirements, and do not unduly interfere with any other tenant's use and enjoyment of their premises. During the respective Lease term, the machinery, equipment, and fixtures shall remain the personal property of the Lessee. Upon early termination or expiration of the respective Lease term, if there is no default by the Lessee in the Lease, the Lessee shall have the right to remove all machinery, equipment and fixtures from the Premises regardless of whether this personal property is attached to the Premises by piping, wiring, bolts or otherwise. After the removal of the machinery, equipment or fixtures from the leased Premises, the Lessee shall restore, at its own expense, the Premises to its condition at the commencement of the respective Lease term, absent normal wear and tear by the Lessee.

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

Lessor shall charge Lessee for all engineering reviews including, but not limited to, reviews related to project oversight, building impairments, outages and related services, building codes, and updates to building “as-built” drawings, and a 15% handling fee for project administrative costs.

ARTICLE 9 - ACCEPTANCE OF PREMISES

The taking of possession of the Premises by the Lessee shall constitute an acknowledgment by Lessee that the Premises are in good and habitable condition and as represented by Lessor.

ARTICLE 10 - MAINTENANCE AND REPAIR

A.	All matters regarding maintenance and repair of the Premises (and Common areas if applicable) shall be referred to:

Name:	Construction & Maintenance Services
Office Address:	P. O. Box 968
Richland, WA 99352
24 Hour Number:	377-6063

B.
The Lessor shall provide and pay for maintenance, repair and replacement of the  Premises, including the building interior, exterior, grounds, and all equipment,  fixtures, and appurtenances furnished by the Lessor under this Lease in order to  keep the same in good repair and habitable condition, except for damage resulting  from willful abuse or negligence of the Lessee. The Lessor shall have the right to  enter upon the Premises at reasonable times in order to inspect the same and to  perform such maintenance and repair, as well as replacement, but this right shall  be exercised in a manner that does not unreasonably interfere with Lessee’s use  of the Premises. Lessee shall provide written procedures for maintenance Personnel entering and exiting radiological areas.

C.	Maintenance, repair, and replacement services by the Lessor, in accordance with Paragraph B, include the following:

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

1.	Snow removal and ice control in parking areas and sidewalks;

2.	Painting of interior and exterior of the building as required for good maintenance practice;

3.	Scheduled routine preventive maintenance of existing building mechanical, electrical and heating, ventilation, and air conditioning (HVAC) systems to minimize breakdown;

4.
Repair or replacement of existing building mechanical, electrical and HVAC systems caused by wear and tear during ordinary use of these systems. This includes required relamping of interior and exterior light fixtures;

5.	Grounds maintenance including complete grass, tree, and shrub care and clean-up plus maintenance and repair of automatic underground sprinkler system;

6.	Pest control on interior (sprays will not be used on interiors) and exterior of building to control ants, insects, rodents, or other common pests to maintain the Premises in habitable condition;

7.	Replacement/repair of exterior and interior worn or failed structural components of the building.

8.	Replacement of carpet and drapes and/or blinds as needed. Replacements should be color coordinated with the existing draperies and/or blinds and floor coverings.

9.
Perform or have performed all necessary inspections, periodic testing, and maintenance of elevators, fire extinguishers, fire alarm, and fire preventive equipment and systems in accordance with applicable laws, regulations and warranties.

10.	Planned electrical outages, of any duration, affecting the Premises, will not be initiated by the Lessor without notification of the Lessee at least 48 hours in advance of such outage.

11.
In the event a fire suppression or detection system is out of service, the Lessor shall notify the Lessee and provide a manned fire watch during non-working hours. The fire watch shall be performed on a minimum frequency of every two (2) hours.

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

D.
In the event of emergencies or unscheduled utility service outages, the Lessee may perform such maintenance and/or repairs as are necessary to ensure continuity of critical operations or protection of equipment. Expenses incurred by the Lessee in such events shall be used as a basis for determining the amount the Lessor shall reimburse the Lessee for such expenses or for determining an equitable reduction in the rent.

ARTICLE 11 - JANITORIAL SERVICES

A.
The Lessor shall provide and pay for all janitorial services for common use areas,  and shall keep those portions of the Premises in good and habitable condition.  Janitorial services shall be performed during normal working hours.

B.	Janitorial services shall not be performed for the high bay or Annex. Lessee shall Provide their own janitorial services in their leased areas.

During the conduct of janitorial duties, Lessor shall not disturb or attempt to clean bench tops, furniture, sinks, hoods, gas bottles or any laboratory fixtures or equipment located within laboratories. Lessor shall also report any suspected chemical spills to Lessee immediately upon identification and shall not attempt cleanup without prior approval and direction from Lessee.

ARTICLE 12 - UTILITY CHARGES

The Lessor may pay utility charges, including but not limited to electricity, sewer and water, provided that each tenant has similar utility demands. Lessee shall pay any utility charges that are reasonably demonstrated by Lessor to be in excess of average tenant demands. Lessee shall provide, to the extent practical and at its sole expense, for separate utility metering of loads that can be reasonably expected to significantly exceed average tenant demands, including, but not limited to, all associated operations of the Lessee’s hot cell located in the APEL high bay. Lessor shall have the right to charge Lessee for all or part of prorated utility costs for the rest of their leased space. It is not expected that Lessor will do this unless utility rates escalate substantially faster than the consumer price index used for rent escalation. See Article 4.

The Lessee shall pay for all utilities for the Annex.

ARTICLE 13 - TAXES AND ASSESSMENTS

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

The Lessee shall pay, and hold the Lessor harmless from, all state, federal and local taxes and assessments levied against the Lessee's property, the improvements thereon, the Lease interest, or any business activities performed by Lessee in APEL during the term of this Lease. Lessee may, in good faith, contest the validity or the amount of any tax or assessment which it is required to pay hereunder, and while such contest is continuing in good faith, the Lessee may, to the extent permitted by law, refuse to pay such tax or assessment.

ARTICLE 14 - INDEMNIFICATION

A.
Without limiting the other rights and remedies of Lessor, Lessee, to the fullest extent permitted by law, specifically and expressly agrees to indemnify, defend, and hold harmless Lessor and its officers, directors, employees, and agents (hereinafter collectively "Indemnitees"), against and from any and all claims, demands, suits, losses, costs, and damages of every kind and description to persons or property, whether direct or indirect or consequential in tort or contract or otherwise, including actual or potential environmental contamination, whether by radiological, toxic or hazardous materials, (including reasonable attorneys' fees and/or litigation expenses), brought or made against or incurred by any of the Indemnitees resulting from or arising out of Lessee’s breach of or default upon the terms of this lease, any negligence or willful acts, or failure to act, of Lessee its employees, agents, representatives, or subcontractors of any tier, their employees, agents, or representatives in the performance or nonperformance of Lessee's obligations under this Lease or in any way related to this Lease.

B.
Lessor agrees to indemnify, defend and hold harmless Lessee from and against any claims, demands, suits, losses, costs, and damages to persons or property to the extent caused by the gross negligence or willful misconduct of Lessor or it officers directors, employees and agents. The parties agree that Lessor shall not be liable to Lessee for any consequential, indirect or special damages whether in contract, tort or otherwise.

ARTICLE 15 - LIENS

The Lessee shall keep the Premises and the property in which the Premises are situated, free from any liens or encumbrances arising out of any work performed, materials furnished or obligations incurred by Lessee. If any such lien is filed against APEL, the Lessee's Lease interest, the Lessor or the Lessor’s property, the Lessee shall cause the same to be discharged within twenty (20) days after the date of filing the same.

ARTICLE 16 - LESSEE’S LIABILITY INSURANCE

A.    The Lessee shall, at Lessee's expense, maintain commercial general liability insurance with an insurer acceptable to the Lessor, insuring against any and all claims for injury to or death of persons and loss of or damage to property occurring upon, in or about the Premises arising from an act or omission of the Lessee or any of its agents, contractors, representatives, licensees or invitees. Such insurance shall have liability limits appropriate to Lessee’s Approved Purposes as set forth in Article 5, “Use of Premises”, but not less than one million dollars ($1,000,000.00) [Class N = $1 million] combined single limit for bodily injury and property damage per occurrence and in the aggregate.

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

B.    The Lessee shall, at Lessee’s expense, maintain environmental hazards insurance with an insurer acceptable to the Lessor, insuring against any and all claims for any environmental impairment caused by Lessee’s actions within APEL, including third party bodily injury, property damage and cleanup costs arising from a pollution occurrence. Such insurance shall have liability limits appropriate to Lessee’s Approved Purposes as set forth in Article 5, “Use of Premises”, but not less than one million dollars ($1,000,000.00) [Class N, = $1 million] combined single limit per occurrence and in the aggregate. If the policy is not a “claims made” policy, a minimum of two years discovery and reporting of claims period is required.

Lessee or Lessee’s insurer shall have the option to perform any required remediation, or to pay for or reimburse the costs of any required remediation to the satisfaction of the Lessor, Lessor’s insurer and the responsible regulatory authorities.

C.    All insurance required per paragraph A and B above:

1.
shall be primary insurance as respects the Lessor for any and all covered Lessee liabilities arising from an act or omission of the Lessee or any of its agents, contractors, representatives, licensees or invitees. Any such insurance maintained by the Lessor shall be excess of Lessee’s insurance and shall not contribute to it. The liability of Lessee and any of its insures shall not be reduced, offset, or otherwise affected by the existence and/or collectability of any insurance maintained by Lessor; and

2.	shall contain a provision whereby the carrier agrees not to cancel or significantly modify the insurance without thirty (30) days prior written notice to the Lessor; and

3.	shall name the Lessor as additional insured; and

4.	shall not contain a severability of interests exclusion.

The Parties understand that they will be bound by the comparative fault laws of the State of Washington.

D.    On or before taking possession of the Premises pursuant to this Lease, the Lessee shall provide the Lessor with a copy of the insurance policies and certificates evidencing the aforesaid insurance coverage required per paragraphs A and B above, with underwriters acceptable to the Lessor, such acceptance by Lessor not to be unreasonably withheld. Renewal certificates and any changes in terms or underwriter shall be furnished to the Lessor for approval at least thirty (30) days prior to the expiration date of each policy for which a certificate was theretofore furnished.

Energy Northwest Contract #X-40403	Revision No: 11
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ARTICLE 17 - LESSEE'S FIRE INSURANCE

The Parties understand that Lessee assumes all responsibility for loss to its personal property and Lease improvements and alterations on the Premises, and Lessee’s loss of income due to fire on the Premises. Lessor is in no way responsible for insuring, replacing or repairing Lessee’s personal property, Lease improvements and alterations, or loss of income, except for loss to Lessee’s personal property as a direct result of Lessor’s negligent acts, errors or omissions.

ARTICLE 18 - LESSOR'S FIRE INSURANCE

The Lessor shall, at Lessor's expense, maintain for APEL a Commercial Property Policy including a Causes of Loss - Special Form, in an amount of the replacement value of the facility and permanently installed fixtures and equipment. All proceeds of any such insurance shall be payable to Lessor and shall be applied to the restoration of the Premises. Any proceeds of such insurance remaining after such restoration shall belong to the Lessor.

ARTICLE 19 - CONDEMNATION

In the event that an authority superior to the Lessor, such as the State of Washington or the United States of America should condemn the Premises of the APEL facility for public use, whether the right condemned shall consist of the fee simple title or interest less than fee simple but of such nature as to render operations by the Lessee impractical or unfeasible, then this Lease Agreement shall forthwith terminate. Lessor shall not be obligated in any way to Lessee as a result of such condemnation, except to pay to Lessee any sums actually paid to Lessor by the condemning authority for rent paid by Lessee but not yet earned by Lessor, or for Lease improvements owned by Lessee. Lessee shall be responsible for recovering any damages to which Lessee is legally entitled directly from the condemning authority.

ARTICLE 20 - DAMAGE OR DESTRUCTION

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

A.    If the Premises or the APEL facility are damaged or destroyed by fire or any cause other than an act or omission of Lessee, its employees, agents, invitees, or licensees, the Lessor shall restore the Premises and the APEL facility, except for such fixtures, improvements and alterations as are installed by Lessee, as nearly as practicable to their condition immediately prior to such damage or destruction. The Lessee, at the Lessee's expense, shall so restore all such fixtures, improvements, and alterations installed by the Lessee. The Lessor, at Lessee's expense, shall so restore the Premises and the APEL facility with respect to all damage, including contamination of the APEL facility or the environment, caused by any act or omission of Lessee, its employees, agents, invitees or licenses, and the Lessee agrees to reimburse Lessor upon demand for all sums expended for such restoration. The obligations to restore provided in this paragraph shall be subject to Lessor's termination rights provided below. Any restoration shall be promptly commenced and diligently prosecuted. The Lessor shall not be liable for any special, consequential or punitive damages by reason of any such damage or destruction.

B.    Notwithstanding any of the foregoing provisions of this Article 20, in the event the Premises or the APEL facility shall be destroyed or damaged to such an extent that the Lessor deems that it is not economically feasible to restore the same, then the Lessor may terminate this Lease as of the date of the damage or destruction by giving the Lessee notice to that effect.

C.    If the Lessor undertakes to restore the Premises or the APEL facility as provided within this Article 20, then commencing with the date of the damage or destruction and continuing throughout the period of restoration, the rent for the Premises shall be abated for such period in the same proportion as the untenable portion of each type of space within the Premises as defined in Article 4, Section A, “MONTHLY RENT PAYMENTS” bears to the whole thereof, except that there shall be no abatement to the extent that any such damage or destruction is caused by any act or omission of the Lessee, its employees, agents, invitees or licensees.

ARTICLE 21 - ASSIGNMENT AND SUBLETTING

Neither this Lease nor any right hereunder may be assigned, transferred, encumbered or sublet in whole or in part by the Lessee, by operation of law or otherwise, without the Lessor's prior written consent, such consent not to be unreasonably withheld. The Lessor may assign its interest in this Lease.

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

ARTICLE 22 - CLOSURE AND SURRENDER OF PREMISES

A.    Subject to the covenants and conditions set forth within this Lease, the Lessee, at the expiration or sooner termination of this Lease, shall quit and surrender the Premises in good, neat, clean and sanitary condition, except for reasonable wear and tear, and damage not caused by acts or omissions by Lessee, its employees, agents, invitees or licensees.

B.    Lessee shall provide a level of financial assurance acceptable to Lessor, demonstrating Lessee’s ability to restore the Premises as required by Article 22, Section A above. The amount of financial assurance shall be based on a closure plan with a corresponding cost estimate prepared by Lessee and accepted by Lessor. The closure plan and financial assurance shall be provided in a form acceptable to Lessor prior to Beneficial Occupancy. Such financial assurance may take the form of:

1. Insurance
2. Financial Test (Self-Insurance)
3. Corporate Guarantee
4. Irrevocable Letter of Credit
5. Trust Fund
6. Bond
7. Combination of trust fund(s), bond(s), letter(s) of credit, and insurance.

Unless otherwise required in writing by Lessor, the requirement for a closure plan and proof of financial assurance are required only for Classes W, W1, W2, N and N1 tenants.

ARTICLE 23 - INSPECTION OF PREMISES

Subject to the Security provisions of Article 33, “Security”, the Lessee shall allow Lessor escorted access at all reasonable times to said Premises for the purpose of inspection and to fulfill any of Lesson’s obligations under this Lease. Lessor shall have the right to inspect the Premises and review Lessee’s activities to provide reasonable assurance to the Lessor and/or regulatory authorities that such activities and condition of the Premises are in compliance with applicable environmental regulations and permit conditions or commitments, industrial safety, legal, policy, procedural and protocol requirements established for APEL and applicable to Lessee’s activities within APEL. Such review shall in no way relieve Lessee of primary responsibility or liability for such compliance, nor the consequences of any failure of Lessee to comply. Lessee shall provide written procedures for access to Radiological areas for inspection.

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

ARTICLE 24 - INSTALLATION OF SIGNS

The Lessee will not cause or permit the display of any sign, notice or advertisement in or about the Premises or the APEL facility without Lessor's prior written consent. Lessor shall have the right to place and maintain "For Rent" signs in a conspicuous place on said Premises for thirty (30) days prior to expiration of this Lease.

ARTICLE 25 - HOLDOVER

If the Lessee lawfully holds over after the expiration of the term of this Lease, such tenancy shall be a month to month tenancy. During such tenancy the Lessee agrees to pay Lessor the same rate as provided herein, and to be bound by all the applicable terms, covenants and conditions herein specified.

ARTICLE 26 - DISPUTES

Pending resolution of a disputed matter, the Parties shall continue performance of their respective obligations pursuant to this Lease. Disputes regarding any factual matter relating to this Lease shall be discussed by the Parties’ authorized representatives who shall use their reasonable efforts to amicably and promptly resolve the dispute. Should the authorized representatives be unable to resolve any controversy or claim arising out of or relating to this Lease, or the breach thereof, the Parties agree that the controversy or claim shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) shall be entered in any court having jurisdiction thereof.

ARTICLE 27 - DEFAULT

A.    If any rents reserved, or any part thereof, shall be and remain unpaid when the same shall become due, or if Lessee shall violate or default in any of the covenants and agreements herein contained and, after receiving written notice of such violation or default, fail to remedy in 15 days, or immediately in the event of a fire, health or safety issue, then the Lessor may terminate this Lease upon giving the notice required by law, and re-enter and take possession of said Premises. If Lessee fails to remove its property from the premises in a timely manner, Lessor has the right to remove said property and place it in safe storage. Lessee agrees to pay rent due for said storage. Notwithstanding such re-entry by Lessor, the liability of Lessee for the rent, Lease tax, and utilities provided herein, as well as the financial obligations and guarantees set forth in Article 4, “Rent”, shall not be extinguished for the balance of the term of the Lease. Lessee shall continue to pay the rent, Lease tax, and utilities as they become due, and covenants and agrees to make good to the Lessor any deficiency arising after re-entry and re-letting of the Premises at a lesser rental than herein agreed to. The Lessee shall pay such deficiency each month as the amount thereof is ascertained by the Lessor.

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

B.     If by reason of any default on the part of the Lessee it becomes necessary for the Lessor to employ an attorney or in case Lessor shall bring suit to recover any rent due hereunder, or for breach of any provision of this Lease or to recover any rent due hereunder, or for breach of any provision of this Lease or to recover possession of the leased premises, or if Lessee shall bring any action for any relief against Lessor, declaratory or otherwise, arising out of this Lease, the prevailing party in such action shall be awarded reasonable attorney's fees and all costs and expenses expended or incurred in connection with such action.

C.     The rights and remedies of the Lessor in this Article are in addition to any other rights or remedies provided by law and under this Lease.

ARTICLE 28 - TERMINATION

In addition to the provisions set forth in Article 27, “Default”, this Lease also may be terminated by either party as provided in this article. A partial termination of the Lease will be permitted if the Lessor requires the surrender of a portion of the leased premises for any reason or agrees to accept Lessee’s surrender of a portion of the leased premises. The party initiating termination shall give the other party at least twelve months advanced written notice of its intent to terminate. Rental payments after a partial termination shall be reduced in proportion to the related reduction in occupancy of the Premises and upon Lessee’s satisfactory surrender of the premises. Rental payments due after termination of the lease, whether the entire lease or of a portion, shall be payable until Lessee surrenders the Premises in the condition required by the terms of this Lease. The parties may agree upon a shorter notice period prior to termination so long as the terms of such agreement are in a writing executed by the authorized representatives of both parties.

ARTICLE 29 - NOTICES

A. All notices, demands, and requests to be given by either party to the other shall be in writing and served either personally or sent by United States mail, postage pre-paid, to the addresses below:

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

TO LESSOR at:	Energy Northwest Attention: Mr. Jerry Paetel Mail Drop 1040 P.O. Box 968 Richland, WA 99352

TO LESSEE at:	IsoRay, Inc. ATTN: Mr. Jonathan Hunt 350 Hills St. Suite 106 Richland, WA 99354

B.  NONDISCLOSURE

1. Lessee agrees not to divulge to third parties, without the written consent of the Contracting Officer, any information which relates to the technical or business activities of Energy Northwest obtained from or through Energy Northwest in connection with the performance of this contract unless:

a.	The information was known to the Lessee prior to obtaining the same from Energy Northwest;
b.	The information is, at the time of disclosure by the Lessee, then in the public domain; or
c.
The information is obtained by the Lessee from a third party who did not receive the same, directly or indirectly, from Energy Northwest and who has no obligation of nondisclosure with respect thereto.

Lessee further agrees that he will not, without the prior written consent of the Contracting Officer, disclose to any third party any information developed or obtained by the Contractor in the performance of this contract except to the extent that such information falls within one of the categories described in a., b., or c. above.

2.  If so requested by the Contracting Officer, the Lessee further agrees to require its employees to execute a Nondisclosure Agreement prior to performing under this Contract.

3.  Lessee shall not release any information concerning the work under this Contract or any part thereof in the form of advertising or publication, including news releases or professional articles, without the prior written approval of the Contracting Officer.

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

4. Lessor shall maintain current nondisclosure agreements with Lessee for the duration of this lease. All employees, subcontractors, or other personnel entering the Premises or having access to proprietary information must sign a nondisclosure agreement provided by the Lessee.

ARTICLE 30 - WAIVER OF RIGHTS

The failure of either party to insist upon strict performance of any of the covenants and conditions of this Lease, or to exercise any option or right herein conferred, shall not be construed to be a waiver or relinquishment of any such option or right, or any other covenants or agreements, but the same shall be and remain in full force and effect.

ARTICLE 31 - TRANSFER OF OBLIGATION

The covenants and conditions of this Lease shall be binding upon the heirs, legal representatives, successors and agreed assigns of any or all the Parties hereto.

ARTICLE 32 - GOVERNING LAW

This Lease shall be governed by the laws of the State of Washington.

ARTICLE 33 - SECURITY

A.    Both Lessor and Lessee, and their respective, employees, agents, invitees and licensees agree to comply with all security regulations and procedures established by the Lessor for the APEL facility. Lessor shall provide Lessee employees, and such other individuals designated by Lessee, with electronic security access and photo identification cards for access to the general APEL facility, including common use areas. Lessee shall pay Lessor thirty dollars ($30) for each electronic access key card with picture or twenty five dollars ($25) for a keycard without a picture and ten dollars ($10) for a photo ID card only, or for replacements thereof due to damage or loss.

B.     Lessee shall provide and maintain at its sole expense its own security provisions specific to portions of the Lessee Premises for which Lessee security requirements exceed those general APEL facility security provisions provided by Lessor. Lessee shall provide Lessor reasonable access to such Lessee secured areas in case of emergency, and to provide Lessor with reasonable assurance that Lessee remains in compliance with the terms and conditions of this Lease, and to conduct routine facility maintenance and inspections in accordance with the terms and conditions of this Lease. Lessee shall provide to the Lessor a copy of Lessee’s security procedures.

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

ARTICLE 34 - ENVIRONMENT, HEALTH AND SAFETY

The Lessee shall be solely responsible for all Lessee activities conducted within APEL to ensure that such activities are, on an on-going basis, in compliance with the environmental/regulatory requirements of the Environmental Protection Agency or the Washington State Department of Ecology, the health and safety requirements of OSHA, WSHA, the City of Richland and Benton County, and with any environmental or personnel health and safety requirements that may be established by any regulatory agency and/ or APEL management.

Lessee agrees to collect and dispose of any and all hazardous waste generated by lessee’s activities at APEL in compliance with local, state, and federal laws and regulations at its own expense. If Lessee's waste generation activity qualifies for Small Quantity Generator (SQG) status as described in WAC 173-303-070(8), Lessee may, in accordance with APEL Procedure 14.0, arrange for disposal through the Benton County SQG Program (phone 509-942-7387) at the Regional Moderate Risk Waste Facility located at the City of Richland Landfill. If the Lessee intends to arrange disposal at another facility, the APEL Director shall be so informed at least 30 days in advance of disposal. The Lessee agrees that all hazardous wastes will be accumulated in accordance with the satellite accumulation requirements of WAC 173-303-200(2). If the Lessee's hazardous waste generation activity exceeds the small quantity generator criteria, the Lessee's wastes shall be managed through the APEL 90-Day accumulation area in conformance with APEL Procedure 9.0 and this contract. In the event, Lessor occurs additional costs as a result of waste generated by Lessee, Lessee agrees to reimburse Lessor for costs incurred.

ARTICLE 35 - ORDER OF PRECEDENCE

The Contract comprises the following documents in the order of precedence set forth below:

1. Amendments or Supplemental Agreements to APEL Lease

2. APEL Lease

3. Exhibit A, Description of Premises

4. Exhibit B, Procedures and Other Documents

The above order of precedence controls in the event of any conflict, inconsistency or ambiguity in the terms and conditions set forth within these documents.

Energy Northwest Contract #X-40403	Revision No: 11
Tenant Lease Agreement #014	Effective Date: May 1, 2007

ARTICLE 36 - ENTIRE AGREEMENT

This document contains the entire and integrated agreement of the Parties and may not be modified or amended except in writing signed and acknowledged by both Parties.

ARTICLE 37 - SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have signed this Lease on the date(s) written below.

/s/ Jerry Paetel	Principal Contracting Officer	5/2/07
LESSOR:	Title	Date

/s/ Jonathan Hunt	CFO	5/2/07
LESSEE:	Title	Date